Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑3D (File No. 333‑182768) of Sterling Real Estate Trust of our report dated March 15, 2017, relating to the consolidated financial statements and schedule, which appears on page 66 of this annual report on Form 10‑K for the year ended December 31, 2016.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Chicago, Illinois

March 15, 2017